EXHIBIT 5.1


                       OPINION OF BUTLER & BINION, L.L.P.


                                  July 14, 1998


VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas  77027

      RE:   REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 14, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 5,745,325 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Stockholders named therein. We understand that the shares are to be sold by the Selling Stockholders to the public as described in the Registration Statement. As legal counsel for VAALCO Energy, Inc., we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

      It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares and assuming the conversion of certain warrants in accordance with their terms, the Shares, when sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                    Very truly yours,


                                    /s/ Butler & Binion, L.L.P.

                                    BUTLER & BINION, L.L.P.